UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 10, 2009 (September 3, 2009)
Date of Report (Date of earliest event reported)

 STEELCLOUD, INC.
(Exact name of registrant as specified in its charter)

Virginia	0-24015	54-1890464
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

13962 Park Center Road
Herndon, Virginia 20171

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (703) 674-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement

On September 3, 2009, SteelCloud, Inc. (“SteelCloud”) entered into an engagement letter with Westminster Securities, a Division of Hudson Securities Inc. (OTCBB:HDHL) (“Westminster”), pursuant to which Westminster shall serve as the exclusive placement agent and provide other investment banking services to SteelCloud (the “Engagement Letter”).

Westminster will seek to secure placement for the 16,000,000 shares of common stock and accompanying 16,000,000 warrants which SteelCloud is seeking to register pursuant to a Registration Statement on Form S-1 which was filed with the Securities and Exchange Commission on April 22, 2009 and subsequently amended (the “S-1”). Additionally, Westminster will render such other financial advisory and investment banking services as may from time to time be necessary or appropriate to accomplish SteelCloud’s objectives (as mutually agreed to by the parties).

SteelCloud shall pay Westminster a non-refundable $20,000 retainer fee. Additionally, at each closing of a financing, SteelCloud shall pay Westminster a cash commission fee of 8% from the gross proceeds of such closing. Westminster shall not accept any placement fee for investments made by Caledonia Capital Corporation or SteelCloud’s officers and directors. Additionally, after the final closing, SteelCloud shall issue to Westminster warrants (the “Warrants”) to purchase 5% of the total common stock issued and issuable (including common stock underlying warrants and convertible securities) but excluding all common stock issued and issuable to Caledonia Capital Corporation or SteelCloud’s officers and directors. The Warrants shall be exercisable at the lowest of the purchase, conversion, or exercise price per share of any securities issued to investors in such financing until the latest of (i) five years from the date of the final closing, (ii) three years from SteelCloud first becoming a publicly-traded entity, or (iii) the last expiration date of any of the warrants issued in such financing.

Westminster shall serve as SteelCloud’s exclusive agent for all investment banking transactions, including debt and equity private placements for a period of 90 days from the effective date of the S-1. Notwithstanding the foregoing, if Westminster fails to secure a minimum commitment of $1,500,000 million within 90 days of the September 3, 2009, SteelCloud shall have the right to terminate the agreement.  In the event Westminster is successful in raising $1,500,000 (or another amount mutually agreed to by the parties), the Engagement Letter shall automatically be extended for 12 months after the closing of such financing.

The foregoing description of the S-1 is included only for informational purposes in connection with this Current Report and does not constitute an offer to sell or a solicitation of an offer to buy any securities of SteelCloud.  SteelCloud cannot offer any assurance that any financing will be completed, and, accordingly, cannot be certain that it will receive any amount of proceeds from such financing.

Additionally, the foregoing summary of the terms of the Engagement Letter and the transactions in connection therewith, is qualified in its entirety by reference to the definitive document, a copy of which is attached as an exhibit to this Current Report.

Item 9.01    Financial Statements and Exhibits.

(d)               Exhibits

Exhibit No.	Description
10.1	Engagement Letter, dated September 3, 2009, by and between SteelCloud, Inc. and Westminster Securities, a Division of Hudson Securities Inc.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

STEELCLOUD, INC.

By:	/s/ Brian H. Hajost Brian H. Hajost, Chief Executive Officer
September 10, 2009

EXHIBIT INDEX

Exhibit No.	Description
10.1	Engagement Letter, dated September 3, 2009, by and between SteelCloud, Inc. and Westminster Securities, a Division of Hudson Securities Inc.